UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 22, 2005

Family Dollar Stores, Inc.

(Exact name of registrant as specified in charter)

Delaware	1-6807	56-0942963
(State or Other Jurisdiction	(Commission File Number)	(I.R.S. Employer
of Incorporation)	Identification No.)

P.O. Box 1017, 10401 Monroe Road
Charlotte, North Carolina		28201-1017
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code:    (704) 847-6961

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.   Entry into a Material Definitive Agreement.

On November 22, 2005, the Company entered into an Employment Agreement (the “Agreement”) with Executive Vice President and Chief Merchandising Officer Robert A. George.  The Agreement provides for a one-year rolling term, which automatically extends each month for an additional month; provided that either party may terminate the extension by written notice to the other party.  The Agreement also provides for a weekly base salary subject to annual review by the Board, a one-time payment of $50,000 to be made on August 15, 2006, and for participation in the Company’s Incentive Profit Sharing Plan.  For the Company’s 2006 fiscal year, Mr. George is guaranteed the payment of a bonus equal to 50% of the “target” bonus amount that Mr. George has the opportunity to earn for such year under the Incentive Profit Sharing Plan without regard to the Company’s achievement of its target bonus earnings goal.  Subject to certain terms and conditions contained therein, the Agreement provides that the Company will pay severance of one year’s base salary if the Company terminates the Agreement prior to its expiration; provided that such termination is not for Cause or a result of Medical Disability (as such terms are defined in the Agreement). The Agreement also provides for payment of pro-rata bonus amounts under the Company’s Incentive Profit Sharing Plan upon a termination that is not for Cause.  The Agreement prohibits Mr. George from engaging in activities that compete with the Company and from soliciting employees of the Company for one year after the termination of the Agreement, regardless of the reason for termination.

The foregoing does not constitute a complete summary of the terms of the Agreement, and reference is made to the complete text of the Agreement which is attached hereto as Exhibit 10.

Item 9.01.   Financial Statements and Exhibits.

(c)  Exhibits

10 – Employment Agreement dated November 22, 2005, between the Company and Robert A. George

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FAMILY DOLLAR STORES, INC.
(Registrant)

Date:	November 25, 2005	By:	/s/ Janet G. Kelley
Janet G. Kelley
Senior Vice President-General Counsel

Exhibit Index

Exhibit No.	Document Description
10	Employment Agreement dated November 22, 2005, between the Company and Robert A. George